UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

______________________________________________________
FORM 8-K
______________________________________________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 16, 2015

Shiloh Industries, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-21964	51-0347683

(State of Other	(Commission File No.)	(I.R.S. Employer
Jurisdiction		Identification No.)
of Incorporation)

880 Steel Drive, Valley City, Ohio 44280
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code:
(330) 558-2600

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 16, 2015, Shiloh Industries, Inc., a Delaware Corporation (the "Company"), appointed Warren (Jay) Potter, age 56, as Senior Vice President and Chief Financial Officer, effective immediately. Prior to joining the Company, Mr. Potter served as Vice President and Chief Financial Officer of Sedgwick Claims Management Services, a provider of technology-enabled claims and productivity management solutions, since 2012. Immediately prior to his employment with Sedgwick Claims Management Services, Mr. Potter held various financial leadership roles with Masco Corporation, a provider of building supplies, construction materials and contractor services for new home and industrial construction, commencing in 2002. In his final role with Masco, Mr. Potter served as Chief Financial Officer and Vice President of Finance of Masco Cabinetry, beginning in 2010.

Upon his appointment, Mr. Potter replaced Thomas M. Dugan as principal financial officer of the Company. Mr. Dugan will continue to serve as Vice President of Finance and Treasurer of the Company.

In connection with Mr. Potter’s appointment, the Compensation Committee (the "Committee") of the Board of Directors of the Company approved, and the Company and Mr. Potter entered into, an employment agreement (the "Employment Agreement"). The Employment Agreement is effective on December 16, 2015, contingent on Mr. Potter completing certain customary new hire prerequisites. The Employment Agreement will be effective until December 16, 2018 (the "Expiration Date"), unless terminated earlier as provided for in the Employment Agreement. The material terms and conditions of the Employment Agreement are summarized below:

•	Annual base salary rate of $375,000 per year, subject to adjustment in the Company’s discretion;

•
"Signing" cash bonus of $60,000, subject to (a) full repayment by Mr. Potter in the event his employment is terminated by the Company for "cause" prior to the Expiration Date, and (b) pro-rata repayment (which may be deducted from severance compensation) based on months served during the term of the Employment Agreement in the event his employment is terminated other than by the Company for "cause" prior to the Expiration Date;

•
Eligibility to participate in the Company’s annual cash incentive plan, with annual incentives targeted at 50% of base salary, and the actual payout determined based on performance against objectives for each year’s program, including Company and individual performance;

•
Eligibility to participate in the Company’s long-term incentive compensation programs ("LTIPs") (subject to the approval of such programs by the Committee). Mr. Potter’s annual target opportunity while eligible under the LTIPs will not be less than 50% of his base salary, subject to the terms and conditions of the applicable LTIPs;

•
Subject to the Committee’s approval, a "sign-on" grant of 29,000 restricted shares of the Company under the Company’s Amended and Restated 1993 Key Employee Stock Incentive Plan, which restricted shares will generally vest in three annual installments (20% on the first anniversary of the grant date, 30% on the second anniversary of the grant date, and 50% on the third anniversary of the grant date), subject to Mr. Potter’s continued employment;

•
Eligibility to participate in the employee benefit plans that the Company makes available to its senior executive officers, in a manner no less favorable than other senior executive officers of the Company; and

•	Certain other customary allowances, reimbursements and vacation pay.

The Employment Agreement also provides that if Mr. Potter’s employment with the Company is terminated prior to the Expiration Date by the Company without "cause" or by Mr. Potter for "good reason," the Company will pay Mr. Potter: (1) an amount equal to 100% of his then-current base salary, payable in installments over 12 months; (2) any earned but unpaid annual bonus for the fiscal year immediately preceding the fiscal year of Mr. Potter’s termination; (3) a pro-rated portion of any annual bonus that Mr. Potter would have earned for the fiscal year in which his termination of employment occurred; and (4) reimbursement of certain payments (including tax gross-ups) for continued medical plan coverage.

Mr. Potter will also be subject to customary non-competition, non-solicitation and confidentiality requirements during and after the term of his employment.

The above summary of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHILOH INDUSTRIES, INC.
Date:	December 21, 2015	By:	/s/ Ramzi Y. Hermiz Name: Ramzi Y. Hermiz Title: President and Chief Financial Officer